Exhibit 99.1

OptimumBank Holdings, Inc., Issues Second Quarter Earnings Transcript and Clarification on Projected Asset Growth

FT. LAUDERDALE, Fla., August 12, 2025 — OptimumBank Holdings, Inc. (NYSE American: OPHC), today clarified statements made during its second quarter 2025 earnings webcast on August 7, 2025.

During the question-and-answer session, a member of the audience inquired about the company’s projected total assets at the end of 2026. In their response, both Chairman of the Board Moishe Gubin and Chief Executive Officer Tim Terry mistakenly provided the company’s projection for the end of 2025.

OptimumBank is on track to continue its strong annual growth trajectory, which has consistently been in the range of 25% to 30% per year. With current total assets nearing the $1 billion milestone, the Company reiterates its strategic plan to exceed the $1.2 billion asset mark by the end of 2025. Building on this momentum and sustained annual growth of 25% to 30%, the Company projects total assets will reach between $1.5 billion and $1.6 billion by the end of 2026.

“We want to clear up any confusion caused during the call,” said Moishe Gubin, Chairman of the Board. “Our primary focus is sustaining annual growth of 25% to 30%, which remains the driver behind our projections. That growth rate supports our goal of surpassing $1.2 billion in total assets by the end of 2025 and reaching $1.5 billion to $1.6 billion by the close of 2026. More importantly, that pace of growth reflects the ambition and momentum we intend to carry forward for years to come.”

You may contact Seth Denison at SDenison@OptimumBank.com for more information.

About OptimumBank Holdings, Inc.

OptimumBank was founded in 2000 in Ft. Lauderdale, Florida. The bank focuses on traditional in-person banking with businesses and consumers residing in South Florida. Our customers found a bank that isn’t charging the exorbitant fees they were experiencing at the larger financial institutions, a bank having unmatched expertise in real estate and commercial lending. OptimumBank has seen explosive growth this decade, and we look to capitalize on our momentum in the coming months and years ahead. The Company is traded on the NYSE American under the symbol “OPHC”.

OptimumBank’s business and financial solutions include: Business Banking, Business Lending, SBA Lending Solutions, Treasury Management, and Personal Banking.

Note Regarding Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the rules and regulations of the Private Securities Litigation and Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences and are subject to change, possibly materially. See “Note Regarding Forward-Looking Statements” and the sections entitled “Risk Factors” in the Company’s filings with the Securities and Exchange Commission which are available on OptimumBank’s website (Investor Relations - OptimumBank) and on the Securities and Exchange Commission’s website (www.sec.gov). Any forward-looking statements made by or on behalf of OptimumBank speak only as to the date they are made, and OptimumBank does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

SOURCE: OptimumBank Holdings, Inc.

Investor Relations & Corporate Relations

Contact: Seth Denison

Telephone: (305) 401-4140 / SDenison@OptimumBank.com

Appendix A: Q2 2025 Earnings Call Transcript

OptimumBank Holdings, Inc. (Q2 Earnings Call)

August 7, 2025

Corporate Speakers

●	Seth Denison; OptimumBank Holdings Inc.; Managing Director of Investor Relations
●	Moishe Gubin; OptimumBank Holdings Inc.; Chairman of the Board
●	Elliot Nunez; OptimumBank Holdings Inc.; Chief Financial Officer
●	Tim Terry; OptimumBank Holdings Inc.; Chief Executive Officer

PRESENTATION

Operator: Ladies and gentlemen, thank you for joining us and welcome to the OptimumBank Holdings Inc.’s Second Quarter 2025 Earnings Webcast. After today’s prepared remarks, we will host a question-and-answer session. If you would like to ask a question, please raise your hand. If you have dialed into today’s call, please press star nine to raise your hand and star six to unmute. I will now hand the conference over to Seth Denison, Managing Director of Investor Relations. Please go ahead.

Seth Denison: Good morning everybody. My name is Seth Denison. I’m the Managing Director of Investor Relations for OptimumBank. And directly to my left of me is Tim Terry, the CEO of OptimumBank; Moishe Gubin, who’s the Chairman of the Board for OptimumBank; and Elliot Nunez, who is our Chief Financial Officer. I want to thank everybody for joining us today for OptimumBank Holdings’ second quarter 2025 earnings webcast. We’re excited to walk you through what has been another exceptional quarter of solid financial performance and meaningful strategic progress. Before we begin, participants should be aware that this call is being recorded and listeners are advised that any forward-looking statements made on today’s call are based on management’s current expectations, assumptions and beliefs about OptimumBank’s business and environment in which it operates. Let me note that this presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ materially. We refer you to our filings with the SEC, including our most recent 10-Q, for more information. Additionally, references will be made during this call to non-GAAP financial results and investors are encouraged to review these non-GAAP financial measures as identified in the presentation deck. Let me now turn it over to Moishe to kick off today’s discussion.

Moishe Gubin: Thanks, Seth. Good morning, everyone. It’s a privilege to open today’s call by highlighting the strength of our results this quarter. In an environment with ongoing industry challenges, the OptimumBank team has once again demonstrated its ability to generate strong core earnings. This was achieved through our strategic focus on smart deposit pricing, disciplined growth in our consumer and multifamily loan portfolios, and a sharp eye on operational efficiency. Our company’s momentum is stronger than ever. For those who have been following our journey, you know this is part of a consistent pattern of profitable performance. We generated net earnings of $3.6 million for the quarter, and while slightly lower than our first quarter, it represents a continued demonstration of our strategic execution. We believe our assets now at $999.13 million have us on the verge of crossing the $1 billion milestone and we are prepared for the new responsibilities and opportunities that will bring. This significant growth equates to a compound annual growth rate of 34.74% since 2021 and reflects our strategic initiatives, positioning us for even greater opportunities and responsibilities in the future. We are confident in our ability to manage this growth effectively. We believe this momentum is a direct result of our focused approach and deep understanding of the South Florida market, our ability to adapt to evolving economic conditions, coupled with our unwavering commitment to our clients who have been the cornerstone of our success. We’re not just growing, we’re growing strategically, ensuring that each step we take builds a more resilient and profitable institution. This means continuing to refine our lending practices, optimizing our deposit mix, and consistently evaluating operational efficiencies. The strength of our local relationships and our agile business model truly differentiates us, allowing us to capture opportunities and navigate challenges more effectively than many of our peers. This is a great time to be a part of OptimumBank. We have a clear vision, strong execution, and most importantly, a team that cares deeply about what we’re building. With that, let me hand it off to Elliot to take you through the financials in detail.

Elliot Nunez: Great. Thank you Moishe. And I want to thank everyone that’s joining us today on this call. The second quarter of 2025 was a quarter of a strategic repositioning and continued momentum and the numbers tell a very good story. Now, when we look at our net earnings for the second quarter, they reached $3.6 million compared to $3.8 million in the first quarter of 2025. And looking back, $3.5 million in the second quarter of 2024. This second quarter 2025 did have a credit loss of almost a million dollars as compared to reversal or provision of $165,000 in Q1. The second quarter provision is primarily due to one single specific reserve on a commercial loan. Now, when we look at the full year-to-date net earnings for the first six months of the year, they amounted to $7.4 million compared to $5.8 million a year ago. As we look at our earnings composition, starting with net interest income, it increased $816,000 to $10.2 million, up from $9.4 million in the prior quarter and it also increased $1.5 million from $8.7 million in the second quarter of 2024. The increase in net interest income was aided with the growth in our average loan portfolio combined with increasing loan yields and also in conjunction with deposit portfolio repricing with reductions. Our net interest margin expanded to 4.32% for the quarter and 4.19% for the year. On a quarter-over-quarter basis, we saw a 26 (technical difficulty) the repayment of all of our FHOB borrowings that we had as of December 2024. Our team is also growing alongside our assets. Our employee count has increased significantly from 38 in 2021 to 88 as of June 30, 2025. The expansion in our team supports our increasing operational scale past the $1 billion threshold. It strengthens our ability to serve our growing customer base and is vital to our continued success and market penetration.

Operator: Please stand by as we are having some technical difficulties.

Elliot Nunez: The cost of our interest-bearing liabilities improved to 3.49%. On a quarter-over-quarter basis, we saw a 10-basis-point decrease. On a year-over-year basis, we saw 50 basis point decrease. We continue to see benefit from the repricing of our deposit portfolio on CDs with rates paid of 4.34% which is 18 bps lower quarter-over-quarter and compared to 5.22% or 88 bps lower than the prior quarter year. We’re continuing to strategically reduce rates in our other interest-bearing deposit accounts as we monitor the competitive landscape. Looking at the funding side, we added over $26 million in deposits ending with $878 million in total deposits for the quarter. A significant portion of this growth came from non-interest-bearing demand deposits which increased to $259 million. Our average non-interest-bearing deposits increased $22 million over the prior quarter. Now, when we look at our loan portfolio, our gross loans total $784 million which is a slight decrease of $15 million quarter-over-quarter, primarily from loan payoffs during the quarter and the resolution of one non-performing loan that we had as of Q1. This will allow us to redeploy the capital into higher return opportunities in the coming quarters. On a year-over-year basis, the loan portfolio increased by more than $23 million which is more representative of our expectations for the remainder of the year. Asset quality remains well managed. Non-accrual loans decreased to $3.2 million from $7.5 million in the prior quarter, primarily due to the resolution of the loan that I mentioned previously. And we recorded also during this Q2, a $19,000 net recovery on our allowance. Our allowance recorded losses stands at $9.34 million, which amounts to a total of the portfolio 1.19%. This includes a specific reserve for the one loan that I mentioned previously. Finally, on capital, total equity rose to $111 million. Our fully diluted tangible book value per share climbed to $4.76 and up $0.14 per fully diluted share from the end of the first quarter and $0.33 or $14.9 annualized from year end. This increase reflects strong earnings retention and solid overall capital strength. The bottom line is this was a clean, high-quality quarter, defined by strategic discipline. Our capital is strong, our balance sheet, including liquidity, is well managed and we are well positioned to continue to deliver durable, long-term value. Moishe, back to you.

Moishe Gubin: Thank you, Elliot. There’s something special happening at OptimumBank and it goes beyond the numbers. It’s cultural, it’s strategic, it’s operational. We’ve built a bank that punches far above its weight. We are focused on using our capital and team to continue driving shareholder value. We are continuing to invest in technology, talent and growth strategies that reinforce our position as one of the most dynamic and rapidly growing community banks in South Florida. We are doing it while staying true to our roots as a relationship-driven community bank. With that, I’ll hand it back to Seth to open up Q&A.

Seth Denison: Thank you, Moishe. Before we open it up for questions, I’d like to thank Moishe, Tim and Elliot for their insights today. OptimumBank continues to deliver strong financial performance and we appreciate everybody’s time. We’re going to open it up for questions in a moment, but for anybody that would prefer to email a question in, please feel free to do so to my email address at sdenison@optimumbank.com. That’s spelled S-D-E-N-I-S-O-N @optimumbank.com. We’re happy to answer those questions now or at any point in the future. Now, let’s open it up for Q&A.

QUESTIONS AND ANSWERS

Operator: Thank you. We will now begin the question-and-answer session. If you would like to ask a question, please raise your hand now. If you have dialed into today’s call, please press star nine to raise your hand and star six to unmute. Please stand by while we compile the Q&A roster. As we currently have no questions in queue, I will hand over to Seth Denison, Managing Director of Investor Relations.

Seth Denison: Thank you, Aiden. Appreciate that. Let’s see, I’m looking at three questions. So I’m going to read the questions to our management team and hopefully they can provide some further insights for the audience. So gentlemen, the first question that I have has to do with the $1.04 million provision in the commercial loan. And the question is, you noted the provision was related to a single commercial loan. Was this an isolated credit event or does it reflect broader stress within the segment or this particular borrower? Could you please provide more details?

Moishe Gubin: So I mean, any of us can answer that. I guess I’ll just answer it. So our provision that we have on our balance sheet today is more than adequate. Our segments of our loan portfolio have had zero, minimal to zero loss year-over-year. Most of our bad debt that we have in our books refer to the LendingClub and Marlette relationships that we have there, which is consumer lending. This specific reserve that we took in second quarter is on a credit we expect to have complete payment on. We don’t expect to lose a penny on it. We took the easier side of caution and we took a specific allowance against the whole receivable. This happens to be against the accounts receivable, nursing home division, not any of our regular real estate book that’s in South Florida. This program is expected over the years to have minimal loss as the receivable. It’s all backed by government receivables. It’s a program that the bank administers through a separate team that runs it. And historically, myself and other board members who have experience in the healthcare world help refer the business and help bring in borrowers that we believe will pay us in full and run a good business. This happens to be a business that’s struggling one facility and we have full guarantees from wealthy guarantors. And again, we expected to get paid in full. But we thought it was the prudent idea, the prudent choice to record a specific reserve in the second quarter. Second quarter was a good quarter for us. You would add back that million dollars. We beat first quarter. We beat the quarter year-over-year numbers. And so, we don’t expect that to be recurring at all. We don’t expect third quarter to have anything in bad debt at all other than, like we said, a consumer loan portfolio.

Seth Denison: Great. Thank you. Moishe. We have another question. It says can you expand on underwriting standards and borrower quality for new originations, especially as you approach the $1 billion in assets and new regulatory thresholds?

Moishe Gubin: Well, I can answer that one as well. But in this case, Tim is our chief lender aside being CEO. So we can let Tim talk about how we do our lending today and what’s changed the fact that we’re a billion-dollar bank.

Tim Terry: Simply stated, we have not changed our underwriting standards at all. We have excellent asset quality. That’s really a result of the way we do underwrite loans. And we intend to continue doing it the same way going forward.

Moishe Gubin: Yes, I would just add to that, like as in previous quarters when we — I guess, we didn’t do it like this. This is really the first time we’re doing earnings like this. But majority of our loans are in South Florida. The South Florida market is still a great market. It’s probably one of the best markets in the country. Our borrowers are all known to the bank. They’re not simply a transaction of a loan that we got somehow. They’re usually borrowers that also have bank accounts and they’re part of our world in some form or another and they have relationships with management as well as maybe the board of directors or maybe myself. And so actually this topic actually turns into a bigger topic because when you think about how the bank has to evolve as a company in the long term, the fight of not growing a certain way is that we have such good, strong business doing exactly what we do, exactly the way we do it. And anything else that we potentially do is a distraction from our core business that we have. And so the debate that we have often is, well, do we want to go and do this, that or something else that would enhance our bank, make it bigger, grow the footprint? And the debate ends up being, well, we have something so good in what we’re doing and we haven’t changed it, like Tim said, as far as how we lend, what our credit criteria is, where we lend and who we lend to. And so that’s where we are as a company. But again, back to what we talked about, we have a strong loan portfolio like Tim said, and our credit administration has been strong doing exactly the same thing for many, many years. And proven, if you look at our financials, what our losses have been on our loan portfolio has been basically zero, except for the consumer lending division, which was expected in the model that we had, which is there’s a higher interest consumer loan and it was expected at a certain default rate. And the GAAP accounting, we’re forced to put that, that bad debt expense below the line where I would have taken it as a contra account against the revenue, the top line income. But anyway, yes, I think that answers your question.

Seth Denison: Gentlemen, we have two more emailed questions and then we’ll see if the audience has anything further and otherwise we’ll wrap up. Elliot, you mentioned that the loan portfolio saw a quarter-over-quarter decrease of $15.6 million partly due to the resolution of a $5.6 million non-performing loan. Could you elaborate on how this resolution was achieved and what impact it had on the bank’s asset quality?

Elliot Nunez: So overall this one loan, it was $5.6 million and the resolution was a very positive one. We were able to sell the loan at full book value and we took no loss on that loan. So that decreased our NPAs, it made it lower and it also helped us with the overall quality of the allowance portfolio.

Seth Denison: Okay. And the last one that I’ve got, it says you’ve highlighted approaching the $1 billion milestone, what incremental investments or hires are underway to prepare for FDICIA or FDICIA compliance, internal audit enhancement or stress testing.

Tim Terry: You can speak to that perfectly because we’re making a big investment.

Seth Denison: Elliot?

Elliot Nunez: That’s fine. So a couple of things now. So for FDICIA point 363 of the rules deals with internal controls over financial reporting as the majority of that rule. So to that endeavor we are already fully underway this year we contracted with an outside firm to help us build those controls. So by the time we begin 2026 and we are made to comply with the rule, if the rule stands, we’ll be fully ready. So that goes through each department of the bank. We will be documenting workflows, documenting all the key controls and we will be doing management testing of all those key controls to enhance financial reporting. that will allow us to have a clean opinion. Once we get to 1231, 26, we will have two opinions on the financial statements, one the regular audit opinion and the other one on management’s assessments or internal control. And by doing this, we will make sure we get clean opinion on both sides. Now, in terms of staffing, it’s yet to be seen. We have more professional services as we conclude our side goals of the full documentation process, we’ll see where some of the gaps are and if those gaps could be filled with outside staff or over current staffing. But we’re well underway. It’s three phases of implementation. We completed very successfully Phase 1, Phase 2. We’re about to complete Phase 3 now at the end of Q3, Q4 beginning and I think we’re going to be in excellent shape to meet the regulations and the expectations of the regulators.

Moishe Gubin: I would add to what Elliot said just by saying that 15 years ago, I think I joined the board maybe 16 years ago at this point. I think we had 17 employees. And today, and at some point, I think our loan portfolio got down to about $88 million or so. And now 16 years later, we’re at 86 employees or right about. And about $850 million of a loan portfolio. So moving along, and I think that compared to our peers, where we beat them in most metrics, another one we beat them in is efficiency ratio, where we’re right around 50% today. And I think our original numbers that we wanted to be under was like under 70. So to be under 50 or right around 50 is positive. And we’re able to run our bank real well where — I told us when we first started 16 years ago, like I said, the one thing we have is the bones is good, meaning, I’m a turnaround guy in my regular life. And so we came here and we’re like, at the end of the day, people are getting their statements, customer-facing people are all friendly. And we had the bones to make something big. And now at a billion dollars, which is still not big, it’s big comparatively to below a billion dollars, but we’re all the way down the bottom. When you’re $998 million, you’re like, oh, we’re at the top of the list, below a billion. Then you get to a billion or one and you’re like, we’re like the lowest of the lowest. Now, we have to crawl out of the basement of the billion to $5 billion. And God willing, at this point, similar to other examples in life where you got to get that first mark done, when you get to that one mark, you’re then able to exponentially grow that mark. So to get to a billion was a lot of years of scratching and crawling and scraping our way and getting through what we had to get through with the regulators and everything else. And now that we’re there now, it seems like it should be easy enough to get from a billion to 2 billion and more over the next five years. And we’ll see where it goes.

Seth Denison: Gentlemen, while you’re giving such excellent answers, we got one more email that rolled in just a moment ago. The question is, is the bank using any AI software for loan approvals that will enhance profit margins for the firm?

Tim Terry: The answer is no.

Moishe Gubin: No. Now, (inaudible) the computer guy is Elliot.

Tim Terry: We are not using AI software to approve loans. While AI arguably could improve efficiency, at this point in time, we’re not so sure that AI would render the same quality results that we get by doing our analysis the traditional way.

Moishe Gubin: Yes, I mean, I would —

Tim Terry: Not to say AI doesn’t have a place in the future, but just not right now, we don’t.

Moishe Gubin: I would add that one of our secret sauces of what we got going on, what we have going on here is our personal relationships that we have with our borrowers and our customers. And I met with a guy who wanted us to merge or do something, and they had a whole AI system. And we started talking about culture and he’s like, we don’t talk to our customers. We want nothing to do with our customers. We want the AI to manage the whole thing. And they get a lot of drop off. They’re only doing 25% of the connections that are made through the technology. And for me, I actually said to the guy, why don’t you give me the 75% that drops off that you guys don’t do because you don’t want to give in customer service? And the guy said, well, I’m not going to do that for free. So I basically told him to cancel and get out of my house. But the thing is, instead, from our point of view, we have a direct connection. We don’t do every deal. We probably only do — probably only get in front of loan committee, maybe 30%, 40% of what’s brought to us, but we still meet with everybody, talk to them, and that turns into a future piece of business. And the people appreciate that. They know that they’re being spoken to professionally and in a way that we care, that they know that they could come back to us and that we’re trying to find a way to help them if we can. And we recognize that it’s not just us helping them. It’s a win-win. We need the customer just as much as the customer needs us to be their vendor. And we recognize the responsibility of taking care of their banking needs, know they could bank. It’s like, I feel like the airlines, you can fly with any airline. Over here, you can bank anywhere. Then we’re happy that they choose us and we appreciate them and we’re going to continue to appreciate them, continue doing what we’re doing.

Seth Denison: Okay. Gentlemen, I appreciate the time. Those are all the emailed questions that I’ve got. And I understand from our conference organizer that we have no further questions in queue. So with that, I think we’ll wrap up for the most part unless — an email just came. I’m sorry, pause that one second. I apologize. I do have one more final thought here. What do you think total assets will be at the end of 2026?

Moishe Gubin: That’s a good question. At this point I was what, I — I think our original strategic plan and we were hoping to get to about a billion two. If we exceeded that, I’d be super happy. But I think our budget has us close to a billion two. I think…

Tim Terry: That’s a good number. I would agree.

Moishe Gubin: Okay. And I think we have right now in our pipeline easily between $100 million, $200 million of good solid vanilla deals that we do. And God willing, next quarter we won’t be as bashful as far as talking about our loan, our loan growth as it’ll be a good loan growth quarter. And we’ll be able to say look at what we did and help catch up to make the year-over-year growth closer to 20% to 30% growth, which is what our real target is.

Seth Denison: Okay. And if I say that is one more time, then we’re going to end up getting 15 more emailed questions. So Aiden, I think we’re ready to wrap up whenever you guys are.

Operator: Thank you very much.